Exhibit 10.6

EXECUTION VERSION

PLATFORM EXCLUSIVE LICENSE AGREEMENT

This PLATFORM EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2019 (the “Effective Date”), among CIMA Telecom, Inc. (dba CIMA Group), a Florida corporation with an address of 1728 Coral Way, 6th Floor, Miami, FL 33145 (“CIMA”), KNETIK, INC, a Delaware corporation, with an address for correspondence at 150 N. Westmonte Drive, Altamonte Springs, Florida 33145 (“Knetik”), AURIS, LLC, a Florida limited liability company with an address for correspondence at 1728 SW 22nd St., 6th Floor, Miami, Florida 33145 (“Auris” and, with CIMA and Knetik, collectively, the “Licensor”), and CUENTAS, INC., a Florida corporation with an address for correspondence at 200 S. Biscayne Blvd., Suite 5500, Miami, Florida 33131 (the “Licensee” and together, with the Licensor, the “Parties” and each a “Party”).

Recitals

WHEREAS, Licensor and Licensee entered into the Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which Licensee paid Nine Million Dollars ($9,000,000) in the form of a Convertible Promissory Note to Licensor as consideration for the license of the rights and privileges in the Platform (defined below), as set forth in this Agreement; and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, the license to access and use the Platform (as defined below), all on the terms and conditions set out below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

Agreement

1. Definitions. The following terms have the meanings ascribed below:

1.1. “Agreement” means this Agreement, and any exhibit, schedule, addendum, or amendment hereto. In the event of a conflict between this Agreement and any Statement of Work, exhibit, schedule, or addendum, the body of this Agreement shall control, unless expressly stated to the contrary in such additional document, and executed by the Party against whom enforcement is sought.

1.2. “Auris Platform” means a platform as a service solution made available by Auris, which is used for managing consumer telephony products and designed to: (i) allow mobile network operators, mobile virtual network operators, mobile service operators, and distribution networks to offer or expand their consumer voice service offerings; (ii) be scalable and redundant both geographically and logically; (iii) provide tools to allow customers to create and manage their retail telecom offerings; (iv) to enable VoIP services via IP, mobile applications, and APIs. (See Exhibit 1.2 (Auris Platform Description)).

1.3. “Documentation” means any written, printed, or otherwise recorded or stored material that relates to the Platform, including technical specifications, training and support materials, and other instructions.

1.4. “Escrow Materials” means the version of the Platform deposited under the Escrow Agreement, including object code, binary code, and Source Code.

1.5. “Field of Use” means the business of triggering a request of an individual natural person located within the United States to establish financial accounts that will be linked to such financial accounts with a general purpose of establishing reloadable payment card by the financial institution after their compliance acceptance, creating a mobile application that provides mobile wallet functionality by interacting with the financial institution, and processing and or recording payments made by end users using such cards and applications among accounts, merchants, and financial institutions.

1.6. “Improvement” means any invention, modification, addition, derivative work, enhancement, revision, translation, abridgment or expansion of the Platform, and any idea, conception, concept, enhancement, discovery, design, improvement, creation, and reduction incorporated into the Platform.

1.7. “Intellectual Property” or “Intellectual Property Rights” means any and all copyrights, trademarks, Patent Rights, whether registered or unregistered and trade secrets, whether under common, statutory, or federal law, and further including, without limitation, all proprietary, moral, and database rights associated with the technology, inventions, know-how, show-how, designs, formulae, processes, techniques, ideas, artwork, software, works of authorship, and any suggestions, enhancement requests, feedback, recommendations or other similar information relating to the Platform and any document or other materials embodying any of the foregoing, whether or not any of the same are patentable or copyrightable, and any and all related Documentation.

1.8. “Knetik Platform” means a software application made available by Knetik that is designed to facilitate the instantiation, management, and retirement of: (i) an online storefront; (ii) online catalog of products to be offered via the storefront; (iii) shopping cart functionality to support the ordering of products from the store front; (iv) product offerings with bundled discount-pricing, and consolidated checkout; (v) economic instruments, including range of virtual wallets defined against fiat and/or virtual currencies; (vi) coupon functionality for discounting of products via the storefront (vii) loyalty program functionality for incentivizing the users of the storefront; (viii) invocation of communication capabilities for email, text, carrier (“push”) notifications and telephonic voice notification for users of the storefront; and (ix) processing of reports in support of the transaction which transpire on the storefront.(See Exhibit 1.8 (Knetik Platform Description)).

1.9. “Licensee Customer” means an individual natural person that enters into an agreement with Licensee regarding Licensee’s provision of services within the Field of Use.

1.10. “Licensee Data” means any data or information that Licensee, or Licensee Customers, submits to Licensor via the Platform or otherwise in connection with this Agreement.

1.11. “Licensee Improvements” means Improvements to the Platform conceived, crafted, acquired, developed, or made by or on behalf (by a Representative) of Licensee after the Use Release Event, including all Intellectual Property Rights of Licensee therein or thereto.

1.12. “Licensor Improvements” means Improvements and updates to the Platform that meet both of the following two conditions, the Improvements and updates to the Platform are: (i) conceived, crafted, acquired, developed, or made by or on behalf (by a Representative) of Licensor after the Effective Date hereof, and (ii) are expressly made available to Licensee by Licensor in connection with Licensee’s use of the Platform as permitted herein. The term Licensor Improvements include all associated Intellectual Property Rights of Licensor.

1.13. “Licensor Intellectual Property” means all Intellectual Property owned by Licensor.

1.14. “Losses” means any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, deficiencies, fee (including reasonable attorneys’, accountants’ and other advisors’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that in no case will “Losses” include punitive, consequential, indirect, diminution in value, special or any similar damages (other than in respect of such amounts paid to a third-party).

1.15. “Patent Rights” means rights under and to patents, patent applications, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models, and the like of such patents and patent applications, and foreign counterparts and equivalents thereof.

1.16. “Platform” means, collectively: (i) the Knetik Platform and the Auris Platform as each exists on the Effective Date, and (ii) Licensor Improvements. The term “Platform” expressly excludes Third Party Materials.

1.17. “Representative” means any employee, agent, affiliate, subcontractor, or independent contractor given the authority to act on behalf of a given Party.

1.18. “Source Code” means computer programs, instructions, and related material written in a human-readable source language in a form capable of serving as the input to a compiler or assembler program, and in a form capable of being modified, supported, and enhanced by programmers reasonably familiar with the source language. The term “Source Code” includes reasonable programmer notes to the extent that the same is available.

1.19. “Statement of Work” means a statement of work specifying the Out-of-Scope Services to be provided, that is signed by both Parties, and that references this Agreement.

1.20. “Third Party Materials” has the meaning set forth in Section 5.2 (Third Party Materials).

1.21. “Use Release Event” has the meaning set out in Section 4.4 (Notice of Access Condition; Release of Escrow Materials).

2. Grant of Rights.

2.1. Grant of Rights to Licensee During the Term.

2.1.1. Limited Exclusive Grant of Rights in Platform. Subject to the terms and conditions of this Agreement, including Section 2.1.3 (Limitation on Exclusivity), Licensor, under its Intellectual Property Rights, hereby grants to Licensee during the Term, an exclusive, non-transferrable (except to a wholly-owned subsidiary and further subject to Section 20.11 (Assignment; Successors)), non-sublicensable (subject to Section 2.1.4 (Limitation on Sublicenses)), royalty-free license to access and use the Platform in the form provided to it by Licensor, and solely within the Field of Use for Licensee’s business purposes.

2.1.2. Non-Exclusive Grant of Rights in Documentation. Subject to the terms and conditions of this Agreement, Licensor, under its Intellectual Property Rights, hereby grants to Licensee during the Term, a non-exclusive, non-transferrable, non-sublicensable, royalty-free license to copy, access, and use the Documentation as necessary for Licensee to exercise its rights pursuant to this Section 2.1 (Grant of Rights to Licensee during the Term).

2.1.3. Limitation on Exclusivity. Licensee acknowledges and agrees that: (i) the exclusivity of its rights set out in Section 2.1.1 (Limited Exclusive Grant of Rights in Platform) is limited to the use of the Platform within the Field of Use and shall not be interpreted as limiting or otherwise preventing Licensor from exploiting the Platform outside of the limited Field of Use; (ii) Licensor continually updates and modifies the Platform with Licensor Improvements, including Licensor Improvements that have direct applications within the Field of Use, and nothing herein shall be interpreted as preventing, or otherwise limiting, Licensor’s right to continue to make Licensor Improvements (including those that have direct application within the Field of Use); and (iii) the exclusivity of its rights set out in Section 2.1.1 (Limited Exclusive Grant of Rights in Platform) shall terminate if the Agreement is terminated for cause pursuant to Section 15.2 (Termination for Cause). Licensor acknowledges and agrees that it shall not license, sell or transfer its rights in the Platform to any third parties within the Field of Use during the Term.

2.1.4. Limitation on Sublicenses. Licensee acknowledges and agrees that the licenses granted to Licensee pursuant to Sections 2.1.1 (Limited Exclusive Grant of Rights in Platform) and 2.1.2 (Non-Exclusive Grant of Rights in Documentation) shall not include the right to grant sublicenses, except as provided in this Section 2.1.4 (Limitation on Sublicenses). If Licensee wishes to sublicense the Platform or Documentation, then Licensee shall provide a written notice to Licensor regarding the sublicensing opportunity, and Licensor shall determine in its sole discretion whether to consent to such sublicensing. For the avoidance of doubt, Licensee shall not sublicense the Platform or Documentation except with Licensor’s prior written consent, which consent shall not be unreasonably withheld. Each such approved sublicensing shall be memorialized in a written agreement between Licensee and the applicable sublicensee (each, a “Sublicense Agreement”). Each Sublicense Agreement shall include grants of rights to the applicable sublicensee that are consistent with the grants of rights to Licensee set forth in this Agreement, and shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement, including, but not limited to, its confidentiality and use restrictions. Licensee shall provide to Licensor a fully signed and non-redacted copy of each Sublicense Agreement and amendments thereto, including all exhibits, attachments and related documents, within five (5) days of executing the same.

2.2. Grant of Rights to Licensee Upon a Use Release Event.

2.2.1. Right to Escrow Material. Upon a Use Release Event, subject to the terms and conditions of this Agreement, Licensee shall have during the Term a limited, non-transferrable license to install, copy, modify, display, distribute, perform, access, execute, and use the Escrow Materials in order to update, maintain, and otherwise use the Platform within the Field of Use.

2.2.2. Right to Make Licensee Improvements. Upon a Use Release Event, Licensee shall have the right to make and exploit Licensee Improvements to the Platform; provided, however, that Licensee’s use and exploitation of Licensee Improvements are limited to the Field of Use. By way of clarification, and not limitation, Licensee agrees that it shall have no right under this Agreement to make Licensee Improvements prior to a Use Release Event. If Licensee desires Improvements to the Platform prior to a Use Release Event, then Licensee shall present a written request to Licensor regarding the same, and the Parties shall proceed as set out in Agreement Section 5 (Improvements; Out-of-Scope Services).

2.3. Grant of Rights to Licensor.

2.3.1. Grant of Rights in Licensee Data. Subject to the terms and conditions of this Agreement, Licensee, under its Intellectual Property Rights, hereby grants to Licensor during the Term a limited, non-exclusive, non-transferable, sublicensable license to access, copy, and modify Licensee Data, but solely for the purpose of Licensor fulfilling its obligations to Licensee under this Agreement.

2.3.2. Perpetual Grant of Rights in Licensee Improvements; Disclosure of Licensee Improvements. Subject to the terms and conditions of this Agreement, Licensee, under its Intellectual Property Rights, hereby grants to Licensor, a perpetual, royalty-free, non-exclusive, fully paid-up, irrevocable, worldwide license to use, copy, modify, distribute, and otherwise exploit the Licensee Improvements for Licensor’s business purposes. Licensee shall, within thirty (30) days of final testing and approval of any Licensee Improvement, disclose such Licensee Improvements to Licensor and provide Licensor with all related Source Code to such Licensee Improvements.

2.4. No Implied Rights. Any license granted under this Agreement must be expressly provided herein, and there shall be no licenses or rights implied pursuant to this Agreement, based on any course of conduct, or other construction or interpretation thereof. All rights and licenses not expressly granted herein are reserved.

3. Ownership.

3.1. Licensor Ownership. The Platform, Documentation, and Escrow Materials are licensed, and not sold, to Licensee. Licensee agrees that, subject to the terms and conditions of this Agreement, Licensor is the sole and exclusive owner of all of the right, title, and interest in and to the Platform, Escrow Materials, and Documentation, and in and to all associated Intellectual Property Rights.

3.2. Licensee Ownership of Licensee Data and Licensee Improvements. The Licensee Data and Licensee Improvements are licensed, and not sold, to Licensor. Licensor agrees that, as between the Parties and subject to the terms and conditions of this Agreement, Licensee is the sole and exclusive owner of all of the right, title, and interest in and to the Licensee Data and Licensee Improvements, and in and to all associated Intellectual Property Rights.

4. Platform Escrow. Subject to Licensee’s continued compliance with its obligations under this Agreement, Licensee shall be entitled to access and use the Escrow Materials as permitted pursuant to Section 4.5 (Right to Use Escrow Materials Following Release), subject to the following:

4.1. Software Escrow Agreement. Within thirty (30) days of the Effective Date, the Parties shall enter into a mutually agreeable software escrow agreement (the “Software Escrow Agreement”) with a mutually agreeable escrow agent (the “Escrow Agent”). The Software Escrow Agreement shall contain rights and obligations with respect to the Parties that are the same in all material respects as those set out in this Section 4 (Platform Escrow).

4.2. Escrow Material Deposit. Within five (5) days of the execution of the Software Escrow Agreement, Licensor shall deposit the Escrow Materials into escrow with the Escrow Agent. Licensee shall be responsible for all escrow fees and all other fees and costs charged by the Escrow Agent.

4.3. Access Conditions. Any of the following events during the Term constitutes an “Access Condition”: (i) Licensor releases the Source Code to Licensee; (ii) Licensor makes a general assignment for the benefit of creditors, suffers, or permits the appointment of a receiver for its business or assets, or has voluntarily wound up or liquidated its business (or that segment of its business pertinent to this Agreement); (iii) Licensor as a debtor-in possession or a trustee-in-bankruptcy in a case under the United States Bankruptcy Code rejects this Agreement; (iv) Licensor breaches its obligations under this Agreement, fails to cure such breach within sixty (60) days upon receipt of Licensee’s written notice, and fails to pay the liquidated damages, as set forth in Section 15.2 (Termination for Cause); or (v) Licensee, in its sole discretion, elects to access the Escrow Material.

4.4. Notice of Access Condition; Release of Escrow Materials. Upon the occurrence of an Access Condition, Licensee shall notify Licensor and the Escrow Agent of its intent to access the Escrow Materials as permitted pursuant to Section 4.5 (Right to Use Escrow Materials Following Release). Upon (i) the completion of all transactions under all agreements by and between the Parties(including the Purchase Agreement) or Licensor’s written waiver of such condition; and (ii) Licensee’s payment of the Use Release Event Fees as set out in Section 9.3 (Use Release Event Fees), Licensor shall notify the Escrow Agent to release the Escrow Materials to Licensee (the “Release Notice”). Upon receipt of the Release Notice, the Escrow Agent shall release the Escrow Materials to Licensee. The date upon which the Escrow Materials are released to Licensee as permitted pursuant to this Section 4.4 (Notice of Access Condition; Release of Escrow Materials) is referred to herein as the “Use Release Event”.

4.5. Right to Use Escrow Materials Following Release. Upon the Use Release Event, Licensee shall have those rights in the Escrow Materials set out in Section 2.2.1 (Right to Escrow Material).

4.6. Source Code is Confidential Information. Source Code for the Platform is Licensor Confidential Information, and Licensee shall only access such Source Code as permitted pursuant to this Agreement and the Software Escrow Agreement. Licensee shall take all reasonable measures to protect the Source Code from theft, or unauthorized disclosure, reproduction, or copying. Licensee shall allow use of, or access to, the Source Code only by Licensee employees and contractors that have a need to use the Source Code for Licensee to exercise its rights with respect to the Source Code set forth herein and who have agreed to confidentiality restrictions that are at least as restrictive as those set out in this Agreement; provided, however, in no event shall Licensee allow use of, or access to, the Source Code for the Platform by any third party that, in Licensor’s reasonable discretion, is a direct or indirect competitor of Licensor. Licensee shall notify Licensor at least fifteen (15) days prior to engaging any third party to access or use the Source code for the Platform, and such notice shall include the identity of the third party. Licensor shall notify Licensee within such fifteen (15) day period if the designated third party is a competitor of Licensor and, if such third party is designated as a Licensor competitor, then Licensee shall be prohibited from allowing such third party to access or use the Source Code for the Platform.

4.7. Effect of Use Release Event. Upon the occurrence of a Use Release Event, each of the following obligations and provisions shall immediately terminate and shall have no remaining effect: (i) Licensor’s obligations to provide, and Licensee’s rights to receive, the Maintenance and Support Services; and (ii) Sections 12.1 (Licensor Representations and Warranties), 14.1 (Indemnification by Licensor), and 18 (Network Load Levels). For the avoidance of doubt, except as expressly set forth in this Agreement, the occurrence of a Use Release Event shall not impact any of Licensee’s obligations set out in this Agreement. By way of example, and not limitation, Licensee’s obligations to comply with applicable Laws as set forth in Section 6.1 (Licensee Sole Obligation to Comply with Law) shall continue in force after the occurrence of a Use Release Event.

4.8. Transition Assistance. Upon the occurrence of a Use Release Event, Licensor shall provide Licensee with reasonable assistance, cooperation, and consultation in connection with Licensee’s transition of the Platform and Licensee Data from the Hosting Vendor to a third party designated by Licensee (the “Transition Assistance”). All Transition Assistance shall be treated as Out-of-Scope Services and provided pursuant to Section 5 (Out-of-Scope Services).

5. Out-of-Scope Services.

5.1. Statement of Work. Licensee acknowledges and agrees that Licensor shall not have any duties or responsibilities in connection with the licensing of the Platform, other than those expressly set forth in this Agreement, and that no implied obligations, shall be read into this Agreement. If Licensee desires services other than those expressly set forth in this Agreement (“Out-of-Scope Services”), then it shall present a written request to Licensor outlining such work. The Parties shall then negotiate in good faith a written Statement of Work, and such Statement of Work shall include a detailed description of the Out-of-Scope Service to be provided, an estimated delivery schedule, and fees associated with the provision of Out-of-Scope Service. When both Parties have signed a Statement of Work, the Statement of Work shall be deemed incorporated into and made a part of this Agreement for all purposes. By way of clarification, and not limitation, Licensee shall have no right to engage third parties during the Term to provide any Out-of-Scope Services relating to the subject matter of this Agreement, including any relating to the Platform.

5.2. Third Party Materials. Licensee acknowledges that the Platform may include materials owned by third parties (collectively, the “Third Party Materials”), including those specified on Exhibit 5.2 (List of Third Party Materials) attached hereto, and that the licenses granted to Licensee in Section 2 (Grant of Rights) do not include rights to any Third Party Materials. Licensor shall obtain, at Licensee’s expense as set forth in Section 9 (Consideration), rights, licenses, consents, and permissions necessary to use the Third Party Materials during the Term. Similarly, if any Out-of-Scope Service requires the use of Third Party Materials, then Licensor shall identify such Third Party Materials, and, upon written request, Licensor shall obtain, at Licensee’s expense, rights, licenses, consents, and permissions necessary to use such Third Party Materials during the Term.

6. Compliance with Laws; Use of Platform.

6.1. Licensee Sole Obligation to Comply with Law. Licensee acknowledges and agrees that: (i) Licensee is solely responsible for determining what Licensee Data (including information pertaining to Licensee Customers) is submitted to the Platform, and Licensor’s use of such Licensee Data is at Licensee’s direction; and (ii) the Platform was not designed to ensure compliance with specific international, federal, state, or local laws, rules, regulations, or industry standards and requirements (collectively, the “Laws”) including, but not limited to, those Laws applicable to Licensee’s intended use of the Platform. Accordingly, Licensee further acknowledges and agrees that: (a) Licensee shall comply with all applicable Laws, including those relating to the Intellectual Property of others, in all activities involving the Platform and the licenses and rights granted to Licensee under this Agreement, all at Licensee’s sole cost and expense and without any reliance on Licensor or the Platform; (b) Licensor does not guarantee or otherwise represent that the Platform will comply with any Laws or meet any legal or industry requirements; and (c) as between the Parties, Licensee is solely responsible and liable for its use of the Platform, including complying with applicable Law in connection with such use by Licensee and any Licensee Customers. Licensee shall be solely responsible and liable for any and all claims brought against either Party relating to the use of the Platform by Licensee and Licensee Customers including, but not limited to, claims made by third parties that the Licensee Data (including information pertaining to Licensee Customers) was collected or used in a manner that violates Law.

6.2. Legal Compliance. If Licensee desires Licensor to develop Improvements or make any configurations, modifications, customizations, or other changes to the Platform to comply with any Laws or to meet any legal requirements, and Licensor agrees to provide such changes, then the provision of such changes shall constitute an Out-of-Scope Service subject to a Statement of Work.

7. Enforcement Obligations.

7.1. Notice of Potential Infringement. In the event that either Party becomes aware that a product or service being made, used, sold, or imported by a third party infringes any Intellectual Property Rights embodied in the Platform, such Party shall promptly advise the other Party of all known facts and circumstances relating thereto.

7.2. Infringement Action by Licensee. Licensee shall have the first right to enforce, at Licensee’s sole cost, Intellectual Property Rights embodied in the Platform against infringement by third parties. Licensor shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at Licensee’s reasonable expense. Should Licensee elect to enforce an infringement action at its sole cost, Licensee shall retain all proceeds resulting from such enforcement.

7.3. Infringement Action by Licensor. In the event that Licensee does not file suit against or commence settlement negotiations with a substantial infringer of an Intellectual Property Right embodied in the Platform within two (2) months after receipt of a written demand from Licensor that Licensee bring suit, Licensor shall have the right to enforce at its own cost any Intellectual Property Rights embodied in the Platform on behalf of itself and Licensee. Licensee shall reasonably cooperate with Licensor in such action, at Licensor’s reasonable expense. Should Licensor elect to enforce an infringement action at its sole cost pursuant to this Section 7.3 (Infringement Action by Licensor), Licensor shall be entitled to retain all proceeds resulting from such enforcement.

8. Maintenance and Support. Licensor shall provide Licensee with the maintenance and support services for the Platform as set forth in Schedule A (Maintenance and Support) (collectively, the “Maintenance and Support Services”) during the Term. Notwithstanding anything to the contrary, upon a Use Release Event, Licensor shall have no obligation to provide Maintenance and Support Services to Licensee.

9. Consideration.

9.1. Fees.

9.1.1. License Fees. As part of the consideration for this Agreement and the licenses granted herein, Licensee shall pay Licensor a licensing fee of Nine Million Dollars ($9,000,000) (the “Licensing Fee”), which shall be paid in the form of a Convertible Promissory Note executed and delivered by Licensee in favor of Licensor on the Effective Date.

9.1.2. Maintenance Fees. During the Term, Licensee shall pay Licensor annual fees for the Maintenance and Support Services as follows (the “Maintenance Fees”): (i) for the first (1st) calendar year from the Effective Date, Three Hundred Thousand Dollars ($300,000.00) paid on the date that is six (6) calendar months from the Effective Date; (ii) for the second (2nd) calendar year from the Effective Date, Five Hundred Thousand Dollars ($500,000.00) paid on the first (1st) anniversary of the Effective Date; (iii) for the third (3rd) calendar year from the Effective Date, Seven Hundred Thousand Dollars ($700,000.00) paid on the second (2nd) anniversary of the Effective Date; (iv) for the fourth (4th) calendar year from the Effective Date, One Million Dollars ($1,000,000.00) paid on the third (3rd) anniversary of the Effective Date; (v) for the fifth (5th) calendar year from the Effective Date, Six Hundred and Forty Thousand Dollars ($640,000.00) paid on the fourth (4th) anniversary of the Effective Date; and (vi) for each calendar year thereafter, Six Hundred and Forty Thousand Dollars ($640,000.00) paid on the anniversary of the Effective Date. The Maintenance Fees may not be increased by Licensor without the prior written approval from Licensee. The failure to pay any Maintenance Fee, in whole or in part, shall constitute a material breach of this Agreement.

9.1.3. Pass-Through Fees. Subject to Section 9.1.4 (Licensee Direct Payment of Pass-Through Fees), Licensee shall pay to Licensor all third party fees incurred by Licensor in connection with its provision of the Platform pursuant to this Agreement, including fees for Third Party Materials, electricity, location services, and fees charged by Hosting Vendors (collectively, the “Pass-Through Fees”), as specified in Exhibit 9.1.3 (List of Pass-Through Fees). Pass-Through Fees consist of both (i) “Fixed Costs”, which are fixed costs that Licensor will incur in connection with its provisions of the Platform pursuant to this Agreement regardless of Licensee’s use of the Platform, and (ii) “Variable Costs”, which are variable costs that Licensor will incur in connection with its provision of the Platform pursuant to this Agreement, with such variable costs determined based on Licensee’s use of the Platform. Licensee agrees to pay all Fixed Costs in effect as of the Effective Date. Licensor shall obtain Licensee’s prior written approval, and such approval shall not be unreasonably withheld or delayed, for increases in Fixed Costs that exceed three percent (3%) in any calendar year during the Term. Licensee shall not have any prior approval right with respect to Variable Costs; provided, however, Licensor shall obtain Licensee’s prior written approval, and such approval shall not be unreasonably withheld or delayed, for monthly Variable Costs exceeding Five Thousand Dollars ($5,000.00) (the “Initial Monthly Variable Costs Cap”) and further provided that Licensor shall be entitled to suspend Licensee’s access to and use of the Platform until Licensee provides such approval. The Parties acknowledge that the amount of the Initial Monthly Variable Costs Cap is based on an estimate of Variable Costs as of the Effective Date, and agree to discuss in good faith during the Term to make reasonable adjustments to such amount. Notwithstanding anything to the contrary, all Pass-Through Fees shall be billed to Licensee at Licensor’s cost and without markup.

9.1.4. Licensee Direct Payment of Pass-Through Fees. Notwithstanding Section 9.1.3 (Pass-Through Fees), Licensor, in its sole discretion and upon reasonable notice, shall have the right to require Licensee to directly obtain any or all of the third party services or products (including Third Party Materials) that are subject to such Pass-Through Fees from the applicable third parties, and Licensee shall become the party directly responsible for paying any such third party fees to the applicable third parties.

9.1.5. Out-of-Scope Services Fees. All fees for Out-of-Scope Services (collectively, the “Out-of-Scope Fees”) and related payment terms shall be paid pursuant to the terms set out in the applicable Statement of Work.

9.2. Payment Terms. The term “Fees” means, collectively: (i) the Maintenance Fees; (ii) Pass-Through Fees; and (iii) Out-of-Scope Fees. Fees shall be invoiced by Licensor and due within thirty (30) days of the invoice date. Any Fees not received by Licensor on or prior to the due date therefor shall bear interest from the due date at a rate equal to the lesser of: (i) one and one-half percent (1.5%) per month; and (ii) the maximum amount permitted under applicable Law. All Fees shall be paid without offset for any amount that may be required to be withheld under the regulations promulgated by any governmental taxing authority.

9.3. Use Release Event Fees. Upon the occurrence of a Use Release Event, Licensee shall pay Licensor all Maintenance Fees that are due for the first (1st) calendar year from the Effective Date through and including the sixth (6th) calendar year from the Effective Date, subtracted by any Maintenance Fees that were paid by Licensee to Licensor prior to the Use Release Event (“Use Release Event Fees”). Licensor shall invoice such amounts in one lump sum. The Parties agree that actual damages that Licensor would suffer as a result of the occurrence of the Use Release Event would be difficult to determine and that these liquidated damages are a reasonable and fair estimate of the damages which may be caused by such event, and are not a penalty. By way of clarification, and not limitation, if a Use Release Event occurs during the first (1st) calendar year from the Effective Date, then Licensee shall pay to Licensor: (i) Three Million and Seven Hundred Eighty Thousand Dollars ($3,780,000.00), and any other Maintenance Fees due and owing, which would be due and owing for Maintenance and Support Services for the first, second, third, fourth, fifth, and sixth calendar years from the Effective Date; minus (ii) amounts of Maintenance Fees paid by Licensee as of the Use Release Event, if any.

9.4. Taxes. Licensee shall be responsible for any and all taxes, assessments, or other charges of any kind that may be imposed on Licensor by any governmental taxing authority (other than any taxes based upon the income of Licensor).

10. Audit. Licensor shall have the right, at its expense, to audit Licensee’s use of the Licensor Intellectual Property, the Platform, and/or any services incidental thereto, upon not less than seven (7) days’ prior notice to Licensee. Any such audit shall be during Licensee’s normal business hours and shall not be made more frequently than two (2) times every twelve (12) months, provided that if any such audit reveals a breach of this Agreement, Licensor may conduct such audits on a quarterly basis until such audits confirm that the relevant breach has been cured, and Licensee shall be responsible for the costs of such audit(s).

11. Quality Control.

11.1. Monitoring. Licensor shall have the right to monitor Licensee’s usage of the Platform and Licensor Intellectual Property. Licensee shall not use the Platform or any Licensor Intellectual Property in any manner that may or does damage, reduce the value of or in any way harm the Platform or any Licensor Intellectual Property. Any such usage shall be a material breach of this Agreement by Licensee.

11.2. Value of the Platform. Licensee shall only use the Platform and Licensor Intellectual Property in manner that preserves or increases the inherent value of the same.

11.3. Non-Conforming Use. In the event that Licensor reasonably determines that any use by Licensee of the Platform or Licensor Intellectual Property is in violation of this Section 11 (Quality Control), Licensee shall remedy such non-conforming use within ten (10) days of receiving written notice from Licensor. If the use in the reasonable opinion of the Licensor poses an immediate threat to the validity or enforceability of the Licensor Intellectual Property or harm to Licensor’s business, reputation or goodwill, Licensor shall provide Licensee with written notice and Licensee shall, immediately cease and desist all such non-conforming uses.

11.4. Quality Standard. Licensee shall only use the Licensor Intellectual Property under this Agreement: (i) in good faith, in a dignified manner; (ii) in a manner that does not harm or jeopardize the value of the Licensor Intellectual Property or the associated goodwill; and (iii) in connection with activities, products, and services that maintain at all times the high levels of quality associated with Licensor’s products, services and brands.

12. Representations and Warranties.

12.1. Licensor Representations and Warranties. Licensor represents and warrants to Licensee during the Term that, as of the Effective Date: (i) Licensor has the full right, power, and authority to enter into this Agreement, to undertake the transactions contemplated hereby and to grant the licenses granted herein; and (ii) to Licensor’s actual knowledge, the Platform does not contain any viruses, Trojan horses, worms or similar harmful code. The foregoing representations and warranties of Licensor shall expire twenty-four (24) months after the Effective Date. Except as expressly set forth herein, the Platform, Escrow Material, and related Licensor Intellectual Property are provided on an as-is, where is, with all faults and without any warranty of any kind, express or implied, including any warranty of merchantability, interoperability, or fitness for any particular purpose, or non-infringement.

12.2. Licensee Representations and Warranties. Licensee represents and warrants to Licensor that as of the Effective Date: (i) Licensee has the full right, power, and authority to enter into this Agreement, to undertake the transactions contemplated hereby; (ii) the execution, delivery, and performance by the Licensee of this Agreement does not and will not violate any provision of nor accelerate any right or obligation under any contract or agreement to which Licensee is bound, nor will such execution, delivery, and performance violate any restriction of any kind, whether contractual or at law, affecting the Licensee; (iii) the Licensee Improvements shall not violate the Intellectual Property Rights of any third party; (iv) Licensee shall use the Platform, Escrow Materials, and related Intellectual Property in full compliance with all Law; and (v) Licensee has secured all rights and interests in and to Licensee Data in order to provide the same to Licensor as contemplated in this Agreement.

13. Disclaimer of Representations and Warranties.

13.1. Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, ESCROW MATERIALS, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK), ARE PROVIDED “AS IS.” TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR AND ITS REPRESENTATIVES DISCLAIM ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, TITLE, NON-INFRINGEMENT, AND/OR QUIET ENJOYMENT. EXCEPT AS EXPRESSLY AND SPECIFICALLY PROVIDED IN ANY ATTACHED SCHEDULE(S), NEITHER LICENSOR NOR ITS REPRESENTATIVES WARRANT THAT THE FUNCTIONS OR INFORMATION CONTAINED IN THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, ESCROW MATERIALS, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK) WILL MEET ANY REQUIREMENTS OR NEEDS LICENSEE MAY HAVE, OR THAT THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, ESCROW MATERIALS, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK) WILL OPERATE ERROR FREE OR WITHOUT INTERRUPTION, OR THAT ANY DEFECTS OR ERRORS IN SAME WILL BE CORRECTED, OR ARE COMPATIBLE WITH ANY PARTICULAR NETWORK, COMPUTER SYSTEM OR SOFTWARE. LICENSOR AND ITS THIRD-PARTY LICENSORS MAKE NO GUARANTEE OF ACCESS OR OF ACCURACY OF THE CONTENT CONTAINED IN OR ACCESSED THROUGH THE LICENSOR INTELLECTUAL PROPERTY, THE PLATFORM, MAINTENANCE SERVICES, ESCROW MATERIALS, AND ALL PORTIONS THEREOF, AND SUCH OTHER SERVICES AS ARE TO BE PROVIDED UNDER THIS AGREEMENT (INCLUDING ANY STATEMENT OF WORK). LICENSEE AND ITS REPRESENTATIVES SHALL NOT EXTEND WARRANTIES TO LICENSEE CUSTOMERS IN THE NAME OF LICENSOR OR IN ANY WAY BIND LICENSOR OR ITS THIRD-PARTY LICENSORS WITH RESPECT TO WARRANTIES.

13.2. Prior Agreements. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE OTHER PARTY AND/OR ANY OF THE OTHER PARTY’S REPRESENTATIVES. THE PARTIES DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES EXCEPT AS CONTAINED IN THIS AGREEMENT, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO ANY DILIGENCE REQUEST), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND THAT NO WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN, WHETHER IMPLIED OR AT LAW, SHALL BE APPLIED TO OR INCORPORATED INTO THIS AGREEMENT.

14. Indemnification.

14.1. Indemnification by Licensor. Licensor shall defend, indemnify, and hold harmless the Licensee and the affiliates and Representatives of Licensee (each, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by a Licensee Indemnified Party as a result of, arising out of, or relating to, a claim that the Platform as licensed and delivered to Licensee by Licensor infringes or misappropriates the Intellectual Property of any third-party existing as of the Effective Date (each an “Infringement Claim”); provided, however that Licensor shall have no obligation to Licensee under this Agreement with respect to any Infringement Claim arising: (a) twenty four (24) months after the Effective Date; (b) to the extent arising from: (i) Any Licensee Improvements or any modifications to the Platform or Escrow Materials made by, or on behalf of, Licensee or otherwise at Licensee’s request; (ii) Licensee’s breach of this Agreement; (iii) Licensee’s or its Representative or sublicensees’ use of the Platform or any Licensor Intellectual Property in any manner in violation of this Agreement or associated Documentation; and (iv) the combination of the Platform and Licensor Intellectual Property with any Licensee or third-party software or other Intellectual Property; or (c) after the occurrence of a Use Release Event. If the Platform or any Licensor Intellectual Property becomes the subject of any Infringement Claim or injunction, Licensor may (at its sole option), do one of the following to mitigate the Losses relating to the Infringement Claim: (1) procure for the Licensee (at Licensor’s expense) the right to continue using the impacted portions of the Platform or Licensor Intellectual Property; (2) replace or modify the impacted portions of the Platform or Licensor Intellectual Property so that it becomes non-infringing without substantially compromising functions, features, or performance of the Platform or the Licensor Intellectual Property; or (3) if Licensor is unable at commercially reasonable effort or expense to make such modifications, then Licensor shall be entitled to terminate this Agreement without further liability to Licensee. This Section 14.1 (Indemnification by Licensor) is Licensee’s sole and exclusive remedy for any claim that the Platform or any Licensor Intellectual Property infringes or misappropriates the Intellectual Property of any third party and Licensor may not exercise any indemnity or similar monetary remedy under the Purchase Agreement.

14.2. Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless the Licensor and any affiliates and Representatives of Licensor (each, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by a Licensor Indemnified Party as a result of, arising out of, or relating to: (i) allegations that any Licensee Improvement infringes or misappropriates the Intellectual Property of any third party; (ii) Licensee’s or its Representatives’ use of the Licensor Intellectual Property, the Platform, and Escrow Materials in a manner not expressly permitted by the Documentation; (iii) Licensee’s combination of the Platform, Licensor Intellectual Property, or Escrow Materials with any Licensee or third-party software or other Intellectual Property; (iv) any breach, failure, misrepresentation, or omission of any representation, warranty, covenant, or condition contained in this Agreement; (v) the willful, negligent or reckless misconduct or negligent acts and/or omissions of Licensee; (vi) Licensee’s or its Representatives’ noncompliance with Laws, including Laws relating to data privacy and security; (vii) the acts and omissions of any Licensee Representative; and (viii) Licensor’s possession and/or use of Licensee Data as contemplated herein.

14.3. Procedures. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, action, demand or lawsuit for which the indemnified Party intends to claim indemnification hereunder (provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations hereunder, except to the extent that the indemnifying Party is prejudiced by such delay). The indemnifying Party has the right to take control of the defense of all actions that are indemnified against hereunder; provided, however, the indemnifying Party shall not have the right to settle or compromise any claim involving the admission of liability, injunctive relief, or which could set a precedent that may be reasonably considered to have a negative effect on the indemnified Party’s business, without the written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.

15. Term; Termination.

15.1. Term. The term of this Agreement shall commence as of the Effective Date and shall continue in perpetuity unless terminated as provided in this Section 15 (Term; Termination) (the “Term”).

15.2. Termination for Cause. If Licensee breaches its obligations under this Agreement, Licensor shall advise Licensee of the breach in writing. Licensee shall have sixty (60) days from receipt of written notice to cure the breach to Licensor’s reasonable satisfaction. In the event that such breach is not cured to Licensor’s satisfaction within sixty (60) days of written notice thereof from Licensor to Licensee, then Licensor may terminate this Agreement and the licenses granted hereunder, either in whole or in part, in Licensor’s discretion by providing written notice to Licensee. If Licensee or its affiliate breaches any of its terms, conditions, duties, requirements, or obligations under Article II of the Purchase Agreement or the Warrant (as such term is defined in the Purchase Agreement), Licensor shall advise the Licensee of the breach in writing, and if Licensee fails to cure such breach to Licensor’s satisfaction within thirty (30) days from receipt of the written notice, then Licensee shall pay to Licensor Five Million Dollars ($5,000,000) as liquidated damages and any and all reasonable attorneys’ fees and other costs and expenses incurred by Licensor as a result of such breach, as liquidated damages. The Parties agree that actual damages that Licensor would suffer as a result of Licensee’s such breach would be difficult to determine and that these liquidated damages are a reasonable and fair estimate of the damages which may be caused by such event, and are not a penalty. In the event that Licensee fails to pay such amounts, then Licensor shall be entitled to enforce its rights under the Asset Pledge Agreement between Licensee and Licensor attached hereto as Exhibit 15.2. For the avoidance of doubt, in the event that Licensor enforces the Pledge Agreement, then the Five Million Dollars ($5,000,000) of liquidated damages called for under this Section shall no longer be payable and due by Licensee. If Licensor breaches its obligations under this Agreement, Licensee shall advise Licensor of the breach in writing. Licensor shall have sixty (60) days from receipt of written notice to cure the breach to Licensee’s satisfaction. In the event that such breach is not cured to Licensee’s satisfaction within sixty (60) days of written notice thereof from Licensee to Licensor, then Licensor shall pay to Licensee Five Million Dollars ($5,000,000) as liquidated damages. The Parties agree that actual damages that Licensee would suffer as a result of Licensor’s such breach would be difficult to determine and that these liquidated damages are a reasonable and fair estimate of the damages which may be caused by such event, and are not a penalty. In the event that Licensor fails to pay such amounts, then Licensee shall be entitled to access the Escrow Materials in accordance with Section 4 (Platform Escrow) including subsections thereto. For the avoidance of doubt, in the event that Licensee accesses the Escrow Materials pursuant to this Section, then the Five Million Dollars ($5,000,000) of liquidated damages called for under this Section shall no longer be payable and due by Licensor. Notwithstanding the foregoing in this Section 15.2 (Termination for Cause), Licensor and/or Licensee may initiate legal action against Licensee and or Licensor for monetary damages resulting from Licensee’s and or licensor breach, and such monetary damages will be in addition to all other damages available to Licensor and or Licensee respectively, including injunctive relief, whether provided hereunder, in the Purchase Agreement, in equity, or at law.

15.3. Effect of Termination. Upon termination of this Agreement, any and all Schedules hereto shall automatically and immediately terminate and Licensee shall cease any and all use of or access to the Licensor Intellectual Property, the Platform, and all services and licenses granted under this Agreement, and, if this Agreement terminates after the occurrence of a Use Release Event, the Escrow Materials and any Licensee Improvements. In addition, upon termination of this Agreement, each Party will: (i) immediately cease any and all uses of the other Party’s Confidential Information (including Licensee Data); (ii) promptly and permanently delete any and all of the other Party’s Confidential Information from its computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) promptly return to the other Party or, at the other Party’s option, destroy, all copies of the other Party’s Confidential Information then in its possession and certify in writing to the other Party both the deletion, and if applicable, the destruction of all such Confidential Information. Without limiting the foregoing, upon termination of any schedule (including upon termination of this Agreement in its entirety), the provisions of such schedule regarding the effect of such schedule’s termination (if any) shall also apply.

15.4. Survival. Subject to Section 4.7 (Effect of Use Release Event), in addition to any other right or obligation that by its nature is intended to survive any termination or expiration, the following Sections shall survive any termination or expiration of this Agreement: (i) Section 3 (Ownership); (ii) Section 14 (Indemnification); (iii) Section 16 (Limitation on Liability); (iv) Section 17 (Confidential Information); and (v) Section 20 (Miscellaneous).

16. Limitation on Liability.

16.1. DISCLAIMER OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.2. DAMAGE CAP. IN NO EVENT SHALL THE LIABILITY OF LICENSOR TO THE LICENSEE, IN THE AGGREGATE, IN LAW OR IN EQUITY, EXCEED ANY AMOUNTS RECOVERABLE BY LICENSOR UNDER LICENSOR’S APPLICABLE INSURANCE POLICIES, IF ANY, IT BEING THE EXPRESS INTENTION OF THE PARTIES FOR SUCH DAMAGES TO BE THE SOLE AND EXCLUSIVE MONETARY REMEDY FOR A BREACH OF THIS AGREEMENT. IN THE EVENT THAT NO AMOUNTS ARE RECOVERABLE BY LICENSOR OR LICENSOR’S INSURANCE POLICIES DO NOT COVER THE LIABILITY AT ISSUE, THEN THE TOTAL LIABILITY OF LICENSOR TO THE LICENSEE, IN THE AGGREGATE, IN LAW OR IN EQUITY, SHALL NOT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000).

17. Confidential Information. This section governs the protections for Confidential Information that one Party (the “Disclosing Party”) provides to the other (the “Receiving Party”) under this Agreement.

17.1. Scope. Subject to Section 17.2 (Exceptions), the term “Confidential Information” means information the Disclosing Party provides to, or that the Receiving Party accesses from the Disclosing Party that meets one of the following two criteria: the information either (i) is identified by a “CONFIDENTIAL” legend or similar legend of the Disclosing Party, or (ii) is obtained under circumstances such that the Receiving Party knew or reasonably should have known that the information should be treated as confidential to the Disclosing Party. Subject to Section 17.2 (Exceptions), “Confidential Information” includes inventions, specifications, drawings, models, samples, reports, plans, financial information, work-in-progress, forecasts, computer programs or documentation, and all other technical, financial, intellectual or business information or data. By way of example and not limitation, Confidential Information of Licensor includes the Escrow Materials (including all associated Source Code) and the Platform.

17.2. Exceptions. The Parties’ obligations of confidentiality and non-use shall not apply where the Receiving Party shows that the information (that would otherwise qualify as Confidential Information): (i) is or after the Effective Date becomes publicly available or part of the public domain through no wrongful act, fault, or negligence on the part of the Receiving Party; (ii) was in the possession of the Receiving Party at the time of the Receiving Party’s receipt of the Confidential Information, and was not otherwise subject to an existing agreement of confidentiality; (iii) is received from a third party without restriction and without breach of any obligation of confidentiality to the Disclosing Party; or (iv) was independently developed by the Receiving Party without reliance on the Disclosing Party’s Confidential Information.

17.3. Confidentiality. The Receiving Party shall not access, use, or disclose any of the Disclosing Party’s Confidential Information except as expressly permitted under this Agreement. The Receiving Party shall protect the Disclosing Party’s Confidential Information with the same level of care it uses for its own Confidential Information of like nature; provided, however, that the Receiving Party shall at a minimum use reasonable care to protect the Disclosing Party’s Confidential Information. A Receiving Party shall be entitled to disclose the Disclosing Party’s Confidential Information to its employees and the employees of its affiliates (collectively, “Authorized Individuals”); provided that each such Authorized Individual (i) has a need to know the Confidential Information for the purposes of this Agreement, and (ii) has been apprised of and agrees to the confidentiality and use obligations set out in this Agreement. Each Party shall be responsible for any breach of confidentiality by its employees and (where applicable) its service providers.

17.4. Compelled Disclosure. Nothing herein shall prevent a Receiving Party from disclosing any Confidential Information as necessary pursuant to any court order, lawful requirement of a governmental agency, or when disclosure is required by operation of law (including disclosures pursuant to any applicable securities laws and regulations); provided, however, that prior to any such disclosure, the Receiving Party shall use reasonable efforts to (a) promptly notify the Disclosing Party in writing of such requirement to disclose and (b) reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in protecting against or minimizing such disclosure.

18. Network Load Levels. To the extent that Licensor is providing Hosting Services to Licensee, Licensor shall use good faith efforts to ensure that the Auris Platform or the Knetik Platform each supports a load level up to 200 transactions per section, which is equivalent to 525,600,000 transactions per month. If during the Term, Licensee should reach the load capacity level of the Knetik Platform or of the Auris Platform, then Licensor and Licensee shall discuss in good faith to implement a Statement of Work pursuant to Section 5.1 (Statement of Work) to expand the capacity of the applicable Platform, and such expansion shall constitute an Out-of-Scope Service.

19. Insurance.

19.1. Required Insurance. Each Party will keep in full force and effect at all times during the Term: (i) comprehensive general liability insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate for bodily injury and property damage; (ii) employer’s liability insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence; (iii) workers’ compensation insurance in an amount not less than that required by applicable law; (iv) extended risk insurance covering all of customer’s equipment and other personal property (including data and media) to cover the replacement cost of same, including but not limited to, EDP (electronic data processing property) perils written on a “Special Form” basis at full replacement cost value; (v) coverage for the contractual liability to indemnify the other Party; (vi) errors and omissions insurance in an amount not less than Five Million Dollars ($5,000,000.00); and (vii) cybersecurity insurance in an amount not less than Five Million Dollars ($5,000,000.00). The Parties shall place the policies required herein with reputable insurers having an AM Best rating of A- or better. Each Party also expressly agrees that it will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain additional insurance at levels no less than those required by applicable law and customary in such Party’s industry. Prior to the Effective Date, each Party will furnish the other Party with certificates of insurance which evidence the minimum levels of insurance set forth above, name the other Party as additional insured, require notification of the other Party in writing of the effective date of such coverage and provide that all insurance policies provide the other Party with thirty (30) days advanced written notice of cancellation or termination.

19.2. Insurance Claims. Licensee and its Representatives shall not pursue any claims against Licensor for any liability Licensor may have under or relating to this Agreement unless and until Licensee or its employee(s), as applicable, first makes claims against Licensee’s insurance provider(s) and such insurance provider(s) finally resolve(s) such claims. Any inability by Licensee to furnish the proof of insurance required under this Section or failure to obtain such insurance shall be a material breach of this Agreement. Licensee and all parties claiming under, by and through Licensee, hereby waive any and all rights to recover against Licensor or against its affiliates, subsidiaries, or its or their respective officers, directors, shareholders, partners, members, employees, agents, customers or invitees for any loss or damage to such waiving Party from any cause covered by any insurance required to be carried by any such Party hereunder to the extent insured. Licensor, its agents and employees make no representation that the limits of liability specified to be carried by Licensee pursuant to this Section are adequate to protect Licensee.

20. Miscellaneous.

20.1. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, and signed on behalf of each Party.

20.2. Notices. All notices, requests, claims, demands, and other communications under this Agreement, unless provided to the contrary herein, shall be sent to:

If to Licensor:	If to Licensee:
CIMA Telecom, Inc. 1728 SW 22nd Street Suite 600 Miami, FL 33145 legal@cimagroup.com	Cuentas, Inc. Michael De Prado – President & COO 200 S. Biscayne Blvd., SUITE 5500 MIAMI, FL 33131 Michael@cuentas.com

20.3. Waiver. The failure or delay of either Party in exercising any right or remedy hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

20.4. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Any headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

20.5. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof.

20.6. Responsibility for Representatives. Licensee agrees that it is solely responsible and liable for the actions of its Representatives, including any breach of Licensee’s obligations under this Agreement that are attributable to Licensee. By way of example, and not limitation, if Licensee engages a Representative to develop a Licensee Improvement using Escrow Materials and the Representative discloses Source Code for the Platform in violation of the confidentiality obligations set out in this Agreement, then Licensee shall be liable to Licensor for such breach as if the Licensee were the party that breached the applicable confidentiality obligation.

20.7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, their affiliates and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

20.8. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Florida.

20.9. Publicity. Licensee agrees that (i) it shall not use Licensor’s names, logos, tag lines, or any other identifying information in any manner, including, but not limited to, in advertisements, publications, press releases, articles, websites, or social media, without Licensor’s prior written approval (the “Publicity Prohibition”), and (ii) the Publicity Prohibition applies to Licensor, and all of their related or affiliated entities. Licensee shall not, without Licensor’s prior written consent (which may be withheld or withdrawn for any reason) use any applicable names, logos, tag lines, or any other identifying information in violation of the Publicity Prohibition.

20.10. Submission to Jurisdiction. Each of the Parties irrevocably agrees that any action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in Miami-Dade County, Florida (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Florida), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action relating thereto except in the aforementioned courts (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Florida), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, any action (a) that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

20.11. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Licensee without the prior written consent of the Licensor, and any such assignment without such prior written consent shall be null and void. Licensee acknowledges that Licensor may assign this Agreement (or any of its rights or obligations hereunder) or any of its Intellectual Property Rights to a third-party upon notice to Licensee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

20.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20.13. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and or federal courts located in Miami-Dade County, Florida (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Florida), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

20.14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.15. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

20.16. No Presumption Against Drafting Party. Each of the Licensor and the Licensee acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

20.17. Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, terrorism, war, governmental action, earthquakes, or any other cause that is beyond the reasonable control of such Party.

20.18. Exclusive Remedies. Except as expressly stated herein, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy is cumulative and in addition to every other remedy available to a Party hereunder or otherwise existing at law, in equity, by statute, or otherwise. The election of any one or more remedies by either Party shall not constitute a waiver of the right to pursue any other available remedies.

20.19. Independent Contractors. The Parties are independent contractors, and no agency, partnership, joint venture, or employer-employee relationship is intended or created by this Agreement. Neither Party shall have the power to obligate or bind the other Party. Personnel supplied by Licensor shall work exclusively for Licensor and shall not, for any purpose, be considered Licensee employees or agents.

IN WITNESS WHEREOF, the Parties hereto have executed Platform License Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

KNETIK, INC.		CUENTAS, INC.

By:	/s/ Juan M. Gomez	By:	/s/ Arik Maimon
Name:	Juan M. Gomez	Name:	Arik Maimon
Title:	Chief Executive Officer	Title:	Chief Executive Officer

AURIS, LLC

By:	/s/ Juan M. Gomez
Name:	Juan M. Gomez
Title:	Chief Executive Officer

CIMA TELECOM, INC.

By:	/s/ Juan M. Gomez
Name:	Juan M. Gomez
Title:	Chief Executive Officer

SCHEDULE A

Maintenance and Support

Subject to the terms and conditions of the Agreement, this Schedule A (Maintenance and Support) (the “Schedule”) to the Platform License Agreement (the “Agreement”) sets out the terms and conditions under which Licensor will provide certain maintenance and support services for the Platform (as further described in this Schedule, the “Maintenance and Support Services”). All capitalized terms used but not otherwise defined in this Schedule shall have the meanings ascribed to them in the Agreement.

1. Fees; Expenses. Licensor shall provide the Licensee with the Maintenance and Support Services for the Platform as consideration for the Maintenance Fees set forth in Section 9.1.2 (Maintenance Fees) of the Agreement. The Maintenance Fees shall be due on their respective due dates, without need for invoice from Licensor. To the extent that Licensor is required to travel to Licensee’s premises, or otherwise incurs any costs from third-parties, which are reasonably necessary for Licensor to perform the Maintenance and Support Services, then, Licensor shall invoice such expenses to Licensee, and within thirty (30) days of receipt of such invoice, Licensee shall reimburse Licensor for such expenses.

2. Maintenance and Support Services.

2.1. Scope of Services. Licensor shall provide operational support to manage and support daily operations which include triage of issues, and defect process management. During any period for which Licensee has paid the required Maintenance Fees, Licensor shall provide Licensee with the following maintenance and support services, subject to the limitations and procedures set forth in this Schedule A (Maintenance and Support):

2.1.1. Monitor the Platform for errors and the instruction to correct errors;

2.1.2. Provide upgrades, patches and service packs for the Platform, as needed for the Platform to be compatible with updates to the peripherals or the operating system;

2.1.3. Log, track, and, correct Defects (as defined below) in the Platform, pursuant to Section 5 (Defect Correction) of this Schedule; and

2.1.4. Update Documentation for any material upgrades, modifications, improvements, enhancements, extensions, and other changes to the Platform.

2.2. Support Hours. Licensor shall provide the Maintenance and Support Services on a 24/7/365 basis. Without limiting the foregoing, the monitoring and correction aspects of the Maintenance and Support Services include: production system issue triage; prioritization, management and reporting the disposition of all Defects and issues; analysis of Defects and related issues, and correction of object and Source Code to resolve the Defect; preparation of documentation for Licensor’s technical staff demonstrating the Defect and resolution of the Defect; unit testing of Defects and corrections to the Defects; version control over all corrections to code; packaging and delivery of the corrected object code and related documentation to Licensor; maintenance of the current version of Source Code on behalf of Licensor, and depositing same with escrow agent; ensuring integrity of database and system performance through database administration services; and provision of ad hoc reports and interface support as directed. Notwithstanding anything to the contrary, Licensee agrees that Licensor shall only provide Maintenance and Support Services requiring changes to Source Code during Licensor’s regular business hours.

2.3. Support Contact. All requests for Maintenance and Support Services will be initiated when the Authorized Representative (defined below) of Licensee contacts Licensor’s Authorized Representative and provides the Licensee’s name and telephone number of technical contact, contract number, product and/or serial number, and brief description of the problem.

3. Hosting Services.

3.1. Provision of Hosting Services. The Platform is provided to Licensee as a hosted solution. Accordingly, Licensor shall host the Platform via its Hosting Vendor, and such services shall include those services that Licensor generally makes available to its other customers (collectively, the “Hosting Services”). The Hosting Services shall include Licensee’s access to and use of the Platform as permitted pursuant to the Documentation via the internet.

3.2. Management of Hosting Vendor. The Parties agree that Licensor, in connection with its provision of Hosting Services, shall be relying on third parties to provide the hosting solution (the “Hosting Vendor”). Accordingly, Licensee agrees that (i) Licensor’s provision of the Hosting Services is dependent on the performance of the Hosting Vendor, and (ii) Licensor’s failure to fulfill any of its obligations under this Agreement shall constitute a force majeure event to the extent that such failure is attributable to the Hosting Vendor.

3.3. Hosting Service Servers. Licensor shall provide the Hosting Services using the same server and service configuration that Licensor has in place prior to the Effective Date. Any Licensee-requested changes to the server configuration or other aspects of the Hosting Services shall be treated as Out-of-Scope Services and handled pursuant to Agreement Section 5 (Improvements; Out-of-Scope Services). By way of clarification, and not limitation, if Licensee desires to have the Knetik Platform hosted on a single-tenant server, then Licensee shall present a written request to Licensor regarding the same, and the Parties shall proceed as set out in Agreement Section 5 (Improvements; Out-of-Scope Services).

4. General Assumptions. Licensor’s ability to provide the Maintenance and Support Services is conditioned upon the following requirements and specifications:

4.1. Processes Information. Licensee shall provide the Licensor’s project team with knowledge of current installation and business processes (or access to them).

4.2. Licensee Failure. Licensee acknowledges and agrees that its failure to satisfy or provide any of the preceding requirements and specifications is likely to hinder Licensor’s ability to perform the Maintenance and Support Services, and that if such specifications and requirements are not met by Licensee, then the failure of Licensor to perform the Maintenance and Support Services, whether in whole or partially, shall be excused and Licensor shall have no liability for such performance failure.

4.3. Use Release Event. As further set forth in Section 4.7 (Effect of Use Release Event), Licensor’s obligations to provide, and Licensee’s rights to receive, the Maintenance and Support Services shall immediately terminate upon the occurrence of a Use Release Event.

5. Defect Correction.

5.1. Defect Correction Support. When Licensee reports a suspected Defect in the Platform to Licensor, Licensor shall attempt, based upon information provided by Licensee, to recreate the suspected Defect. If the Defect is confirmed, Licensor shall use commercially reasonable efforts to provide Licensee a Correction during Licensor’s normal business hours. For the purpose herein, a “Defect” is a material failure of the Platform to operate substantially in accordance with the applicable Documentation, and a “Correction” includes, without limitation, workarounds, support releases, update disks, correction disks, component replacements, patches and/or Documentation changes, as Licensor deems appropriate.

5.2. Implementation of Corrections. Licensee agrees to implement within a reasonable time all Corrections provided by Licensor hereunder.

6. Service Level Agreement. Licensor shall, using commercially reasonable efforts and commercially reasonable response and resolution times, ensure that the Platform has an uptime of 99.9% measured on a monthly basis (the “Availability Commitment”), subject to reasonable downtime for maintenance, error corrections, and matters beyond Licensor’s control (each, an “Exception”). The total number of minutes that the Platform’s availability does not meet the Availability Commitment in a given month that is not due to an Exception, shall be referred to as “Downtime”. If Licensor fails to meet the Availability Commitment in a particular month, then Licensee shall be entitled to a service credit (each, a “Service Credit”), and such Service Credit be calculated as a percentage of one-twelfth (1/12) of the Maintenance Fees for the calendar year in which the Service Credit is due as follows:

Availability in a given calendar month	Percentage Credit
> 97.9% but < 99.9%	No Credit
> 96.9% but < 97.9%	3%
< 96.9%	6%

By way of clarification, and not limitation, if the Platform availability in a month during the first calendar year of the Effective Date is 97.5%, then the available Service Credit shall be $1,250 (i.e., (500,000/12)(.03)).

7. Service Credits as Exclusive Remedy. Licensee agrees that the remedies provided for under Schedule A Section 6 (Service Level Agreement) are the sole and exclusive remedy available to Licensee for any failure in the availability of the Platform, service interruptions, service response issues, and/or service deficiencies of any kind and, Licensee agrees that Licensee shall not have any other claims, rights, or remedies, and Licensor shall have no other liabilities or obligations to Licensee, with respect to the availability of the Platform, service interruptions, service response issues, and/or service deficiencies of any kind.

8. Termination of Support/Renewal. Licensor may suspend providing support upon thirty (30) days’ written notice to Licensee, if Licensee fails to pay the (a) Maintenance Fees, or (b) any other amount owed under this Agreement within thirty (30) days of the receipt of Licensor’s invoice and if such failure is not corrected within the said thirty (30) day period.

9. Authorized Representatives. The following employee representatives of Licensee are hereby authorized to contact the following employee representatives for Licensor (each of the below listed persons, an “Authorized Representative” for the respective Party) for support for the term of this Schedule, or unless otherwise modified in writing by an authorized representative of the respective Party.

Licensor Authorized Representative:	Licensee Authorized Representative:

Contact 1:	Contact 1: Arik Maimon, CEO ____________________________

Contact 2: ____________________________	Contact 2: Michael De Prado, President ____________________________

EXHIBIT 5.2 (LIST OF THIRD PARTY MATERIALS)

1.	Mongo

2.	New Relic

3.	Twilo

4.	Mandril (email)

5.	Taxjar

6.	QR Code Service

7.	Amazon Web Services (lambda, ElasticSearch, Support, Cloudwatch, Knesis, ElastiCache, RDs, Hosting/Transactional and AWS Hosting (Ec2))

EXHIBIT 9.1.3 (LIST OF PASS-THROUGH FEES)

1.	Fixed Costs. The estimated monthly fixed costs are as follows:

•	Basic production environment – approximately $4,000,

•	Test environment – approximately $2,000; and

•	Development and Project Management – approximately $15,000.

2.	Variable Costs.

EXHIBIT 15.2 (PLEDGE AGREEMENT)

EXHIBIT 1.2 (AURIS PLATFORM DESCRIPTION)

Auris Retail Platform

1.	PRODUCT MANAGEMENT

a.	Manage

i.	Rate Deck Management
ii.	Pin Management
iii.	Pinless ANI Recognition
iv.	IVR and Call Flows
v.	Access Number Mgmt.

2.	ENHANCED BILLING

a.	Create and manage flexible service plans
b.	Bundle Packages
c.	Unlimited Packages
d.	DID Packages
e.	Define billing cycles, coupons, schedules
f.	Support for pre/post paid models

3.	FRAUD CONTROL

a.	Comprehensive Fraud Prevention Mechanisms
b.	Fraud Alarms
c.	Define Fraud Thresholds

4.	REPORTS

a.	Traffic and Quality
b.	Compliance
c.	Activation by Product/Date
d.	Profitability Report
e.	Recharge History
f.	Balance Check
g.	Product Stats
h.	Customizable

5.	CUSTOMER SERVICE

a.	Agent and reseller can manage:
b.	Customer’s Profile
c.	Transactions
d.	Call History
e.	Reports
f.	User Account

6.	SALES ENABLEMENT

a.	E commerce Sites
b.	Retail Portal
c.	Customer Management
d.	Agent Management
e.	Fraud Management
f.	Internal User Management
g.	Content Management
h.	Reports
i.	Distributor Management

7.	API

a.	Extensive API library for integration into external interface

EXHIBIT 1.8 (KNETIK PLATFORM DESCRIPTION)

Knetik Retail Platform

1.	Access management

a.	User Management
i.	Rich Metadata CRM
ii.	Single-Sign-On (SSO)
iii.	Grouping
iv.	Tracking User Behavior

b.	Transmedia Entitlement
i.	Video
ii.	Gaming
iii.	Print
iv.	Audio

c.	Digital Services
i.	Ecosystem Entitlement
ii.	Branded Services
iii.	Online experiences

2.	Rules Engine

a.	Gamification
i.	Badging
ii.	Questing
iii.	Leveling
iv.	Points Consumption
v.	Leaderboards

b.	User Engagement
i.	Loyalty
ii.	Rewards
iii.	Testing

c.	Personalization
i.	Behavior Management
ii.	Messaging
iii.	Tracking

3.	Platform

a.	Products
i.	Physical Goods
ii.	Virtual Goods
iii.	Digital Assets
iv.	Behavior Assignment

b.	Currency
i.	Real-time Currency value/exchanges
ii.	Virtual Currency Support with exchange rates
iii.	Non-Traditional Asset support
iv.	Wallet Management
v.	Credit Card/Cash/POS/Other integrations

c.	Business intelligence
i.	Reporting
ii.	Business Intelligence
iii.	Daily, Monthly User & Device Reporting
iv.	Retention Rates